PERSONAL & CONFIDENTIAL                                            July 23, 2001


Mr. Ronald D. Fellman
Chairman of the Board of Directors
Path 1 Network Technologies Inc.
3636 Nobel Drive, Suite 275
San Diego, CA 92122

Dear Ron:

This letter confirms the agreement between Alliant Partners and Path 1 Network Technologies Inc. (the "Company") as follows:

1-   Scope of Assignment:

     Alliant Partners is exclusively engaged to represent the Company in rendering financial advisory services in connection with a possible sale of the Sistolic product line. Our Transaction services will include:
     o Advice and assistance in preparation of descriptive materials concerning Sistolic,.
     o    Identifying  and  evaluating  potential  acquirers  acceptable  to the
          Company.
     o Contacting prospective acquirers approved by the Company to determine their level of interest in a Transaction.
     o Evaluating the proposed structure and consideration for any Transaction, and making such other analyses and investigations as necessary.
     o Assisting the Company in the negotiation of all aspects of the proposed Transaction.
     o Presentations to the Company's Board of Directors as requested. Alliant Partners will not approach prospective acquirers with the Company's consent. Alliant Partners will not purport to bind the Company or make representations to third parties beyond those contained in the written materials of the Company without the Company's consent.

2-   Compensation:

As compensation for services,  the Company shall pay to Alliant Partners:
a) An initial payment of $10,000, payable upon execution of this letter agreement.
b) A success fee payable in cash immediately upon closing of a Transaction of 5.0% of the Total Aggregate Consideration from parties other than any venture group led by D. J. Hill or Doug Palmer (for which no success fee will be due). Payments to Alliant Partners will be free and clear of any other transaction expenses incurred by the Company, including those of legal counsel, accountants, or other transaction advisors. The success fee shall be payable if the Company reaches agreement for a Transaction during this engagement or at any time prior to six (6) months following the termination (as described below) of this engagement. Such "tail" will only apply to an agreed list of parties that held discussions with Alliant or the Company concerning the potential Transaction during the course of this engagement.
c) In addition to the foregoing fees, the Company will also promptly reimburse Alliant Partners for out-of-pocket expenses incurred by Alliant Partners in connection with services rendered under this agreement. All reimbursable expenses will require approval of the Company.

3-   Information / Confidentiality:

(a) The Company will make available to Alliant Partners all information that Alliant Partners reasonably requests in connection with the performance of its services. Alliant Partners may rely upon the accuracy and completeness of such information without independent verification and is authorized to make appropriate use of such information. The Company will furnish any appropriate information that may be reasonably required by a third party to make a transaction decision.
(b) Except as contemplated by the terms hereof or as required by applicable law, Alliant Partners shall keep confidential all nonpublic information provided to it by the Company, and shall not disclose such information to any third party without the prior consent of the Company, other than to such of Alliant Partners' employees and contractors as have a need to know in the course of rendering services under this agreement.

4-   Indemnification:

(a)  If  Alliant  Partners  becomes  involved  in  any  action,   proceeding  or
     investigation (other than an action between Alliant Partners and the Company) regarding any matter in this letter, the Company will indemnify Alliant Partners against any claims, liabilities or expenses to which Alliant Partners may become subject (including reasonable legal and other expenses) unless such claims, liabilities or damages resulted from Alliant Partners' gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. The Company agrees that this indemnification shall apply whether or not Alliant Partners is a formal party to such actions, and that Alliant Partners is entitled to separate counsel (to be reasonably agreed with the Company, and whose fees shall be reasonable) at the Company's expense in connection with any of these matters.
(b) The indemnification and reimbursement obligations of the Company shall extend to the shareholders, directors, employees and contractors of Alliant Partners under the same terms that exist between Alliant Partners and the Company.

5-   Definitions:

(a) The "Transaction" shall mean any transaction or related series or combination of transactions whereby, directly or indirectly, assets or securities related to Sistolic are acquired outside the ordinary course of business in a sale or exchange for stock, cash or other consideration. The Transaction shall also include joint ventures, partnerings, and development agreements.
(b) The "Total Aggregate Consideration" for purposes of calculating Alliant Partners' fee shall be the total amount received or receivable by the Company or its shareholders upon the consummation of a Transaction, plus the amount of debt assumed by the acquirer. The Total Aggregate Consideration shall include all forms of consideration received or receivable by the Company or its shareholders other than normal employment terms typically offered by the acquirer to employees, irrespective of their ownership of the Company. In the event that the Total Aggregate Consideration received in the Transaction includes (a) securities of the acquiring company, or (b) deferred or contingent payments or acquisition of additional stock or assets after the initial closing, the value of such securities shall be their fair market value, as the parties shall mutually agree at the time of signing a definitive agreement, using standard valuation methodologies. Any amounts potentially recoverable by the acquirer (including amounts placed in escrow) related to representations and warranties of the Company will not be deducted from the Total Aggregate Consideration.

6-   Other:

Either party may terminate Alliant Partners' engagement at any time, with or without cause, upon written notice to the other party. If the Company terminates this engagement letter agreement in favor of another engagement with Alliant Partners within thirty (30) days, the initial payment of US$10,000 shall be applied to the new agreement. If the Company terminates this engagement letter agreement without executing another agreement with Alliant Partners within thirty (30) days, the initial payment of US$10,000 shall be forefeited. This letter is intended by the parties to be the final expression of their agreement, and shall supersede any other correspondence, conversations and understandings relating to the subject matter of this letter. This agreement may not be amended or modified except in writing, and shall be governed by the laws of the State of California. Any dispute relating to this agreement shall be settled by arbitration at the arbitration center in San Jose according to the rules of the American Arbitration Association, with any related costs or attorneys' fees recuperated by the prevailing party.

                                                     Alliant Partners

                                                  Signed:  /s/ J. Tom Bentley
                                                  -----------------------------
Agreed and accepted:                                          J. Thomas Bentley
                                                               Managing Partner
Path 1 Network Technologies Inc.


By:  /s/ Ronald D. Fellman
   -----------------------------
        Ronald D. Fellman

Date: 7/23/2001